CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF THE
NASH-FINCH COMPANY

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

The undersigned, being the duly elected Senior Vice President and General Counsel of Nash-Finch Company, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: The Board of Directors of the Corporation, by resolution duly adopted on February 25, 2008, declared it advisable that the Restated Certificate of Incorporation (the “Certificate”) of the Corporation, filed with the Secretary of State of the State of Delaware on May 16, 1985, as amended to date, be amended by amending Article VIII, Section (a) of the Certificate to read in its entirety as set forth below:

Management: (a) The number of directors shall be not less than seven (7) nor more than twelve (12) in number, which number shall be determined by the Board of Directors from time to time. At each annual meeting of stockholders from and after the annual meeting of stockholders to be held in 2008, each director shall hold office for a term expiring at the next annual meeting of stockholders to be held in the year following the year of their election, with such director to hold office until his or her successor is elected and qualified. Directors shall hold office until the expiration of the terms for which they were elected and qualified, provided, however, that a director may be removed from office as a director at any time but only (i) for cause, and (ii) upon the affirmative vote of the holders of three-fourths of all outstanding shares entitled to vote. If the office of any director or directors becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, increase in the number of directors, or otherwise, a majority of the remaining directors, though less than a quorum, at a meeting called for that purpose, may choose a successor or successors, who shall hold office until the next annual meeting of stockholders or until a successor shall be elected and shall qualify.

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 13th day of May, 2008.

NASH-FINCH COMPANY

By:
Name: Kathleen M. Mahoney
Title: Senior Vice President and
General Counsel